EXCEL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for employees, officers and directors of Excel Corporation (the “Company”), including the Company’s principal executive officer and its senior financial officers (principal financial officer and controller or principal accounting officer, or persons performing similar functions). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor and/or Mitchell Lampert, Outside Counsel of the Company.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its employees, officers or directors, it is your responsibility to promptly report the matter to your supervisor and/or Mitchell Lampert, Outside Counsel of the Company at MLL@Msf-law.com. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, and environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee because he or she in good faith reports any such violation. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

For example:

☐ No employee, officer or director shall perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly held company; and

☐ No employee, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly held company.

It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The Company has a, confidential reporting hotline for the reporting of any violations of our values or any wrongdoing. Please call (212) 655-3575, which is the office of Mitchell Lampert, Outside Counsel of the Company, to safely and anonymously communicate with management about any potential conflicts of interest that you may face. The hotline makes it possible for ongoing anonymous communication with management. Detailed information on how to use the hotline is provided in “Reporting and Compliance Procedures,” below.

Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted a specific policy governing trading in securities. This policy has been distributed to all employees, officers and directors and is otherwise available from Mitchell Lampert, Outside Counsel of the Company.

Confidentiality

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company. In the event you have executed a confidentiality agreement with the Company, such agreement imposes specific obligations and restrictions on you and such obligations shall govern to the extent they are, in any way, contrary to the terms of this Code.

Third parties may ask you for information concerning the Company. Employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to any former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

Keeping the best interests of the Company in mind, employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, discounts, services, gratuities or other favors to any employee, officer, director, government official or to any customer, supplier, competitor or other person doing or seeking to do business with the Company is prohibited, except to the extent such gifts, discounts, services, gratuities or other favors are in compliance with the Company’s policies, applicable law, nominal in amount, not given in consideration or expectation of any action by the recipient or the giver, not knowingly in violation of policies applicable to the recipient and do not reasonably have the appearance of being given to influence the Company’s relationship with the recipient.

Employees, officers and directors must not accept or solicit or permit any member of his or her family or other person to accept or solicit on his or her behalf, any gifts, discounts, services, gratuities or other favors from any customer, supplier, competitor or other person doing or seeking to do business with the Company, other than items of nominal value, not given in consideration or expectation of any action by the recipient or the giver, not knowingly given in violation of policies applicable to the giver and do not reasonably have the appearance of being given to influence the Company’s relationship with the giver. Any gifts, gratuities or other applicable favors that are not of nominal value, that are knowingly given to you in violation of policies applicable to the giver or that are given in consideration or expectation of any action by the recipient or the giver should be returned immediately and reported to the Chief Financial Officer by e-mail. If immediate return is not practical, they should be given to the finance department for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion. Acceptance of inexpensive "token" non-cash gifts, infrequent and moderate business meals and entertainment and infrequent invitations to local sporting events and celebratory meals can be appropriate aspects of many of the Company's business relationships, provided that they are not excessive, do not create the appearance of impropriety and do not knowingly violate policies applicable to the giver. Do not accept significant gifts without getting the approval of the Chief Financial Officer. Gifts or other favors of nominal value received by any employee, officer or director or his or her family or other person on his or her behalf, not given in consideration or expectation of any action by the recipient or the giver, not knowingly given in violation of policies applicable to the giver, and do not reasonably have the appearance of being given to influence the Company’s relationship with the giver must be reported to the Chief Financial Officer by e-mail within three business days of receipt. The Company tracks any and all gifts, discounts, services, gratuities or other favors from any customer, supplier, competitor or other person doing or seeking to do business with the Company offered to any employee, officer or director.

Gifts from customers, suppliers, competitors or other persons doing or seeking to do business with the Company of cash or cash equivalents (e.g., gift certificates or prepaid gift cards) should never be accepted, whether directly or indirectly, by an employee, officer or director of the Company. Employees, officers and directors also may not, directly or indirectly, accept any fee, commission or other compensation from any customers, suppliers, competitors, or other persons doing or seeking to do business with the Company.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, whether directly or indirectly, business entertainment to or from anyone doing business or seeking to do business with the Company only if the entertainment is infrequent, modest, intended to serve legitimate business goals, not intended for the consideration or expectation of any action by the recipient or the giver, not knowingly given in violation of policies applicable to the giver and do not reasonably have the appearance of being given to influence the Company’s relationship with the giver. Employees, officers and directors should not place any customer, supplier, competitor or other person doing or seeking to do business with the Company in a position where such person may feel obligated to make a gift, provide entertainment, or provide personal favors in order to do business or continue to do business with the Company.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting principles and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation (other than de minimis amounts).

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially and anonymously submit such concerns or complaints via our anonymous hotline (tel. # (212) 655-3575), which is the office of Mitchell Lampert, Outside Counsel of the Company. Information on how to report potential violations of this nature is provided in “Reporting and Compliance Procedures,” below. All such concerns and complaints of a material nature will be forwarded to the Audit Committee of the Board of Directors. In any event, a complete record of all complaints will be provided to the Audit Committee each fiscal quarter.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern (unless the employee is found to have knowingly and willfully made a false report).

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of Mitchell Lampert, Outside Counsel of the Company must be obtained. Mitchell Lampert shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer, senior financial officer or director who seeks an exception to any of these policies should contact Mitchell Lampert directly. Any waiver of this Code for executive officers, senior financial officers or directors or any change to this Code that applies to executive officers, senior financial officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information and call our anonymous hotline (telephone # (212) 655-3575), which is the office of Mitchell Lampert, Outside Counsel of the Company. Please use it to safely report violations of our values or any wrongdoing that you know of. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer, senior financial officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer, senior financial officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge for cause and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulating authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge for cause.

Dissemination and Amendment of the Code

This Code shall be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company’s at-will employment policy.

Approved by the Board of Directors of Excel Corporation on April 22, 2011.

CERTIFICATION AND
ACKNOWLEDGEMENT

I, ______________________, hereby certify and acknowledge that on ________________, I received Excel Corporation’s Code of Business Conduct and Ethics. I have read, understand, accept and intend to comply with, Excel Corporation’s Code of Business Conduct and Ethics.

Date: ___________________ Name:__________________________